Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact at Catalyst Pharmaceutical Partners	Contact at Rx Communications Group
Jack Weinstein	Melody Carey
Chief Financial Officer	Co-President
jweinstein@catalystpharma.com	mcarey@rxir.com
201-934-4201	917-322-2571

Catalyst Pharmaceutical Partners Reports

Fourth Quarter and Year-End 2009 Financial Results

CORAL GABLES, FL, April 1, 2010 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a biopharmaceutical company that acquires, in-licenses, develops and commercializes prescription drugs for the treatment of diseases of the central nervous system, today reported financial results for the fourth quarter and year ended December 31, 2009.

“In 2009, we transformed Catalyst into a multi-product company with compounds that have potential to address a variety of diseases of the central nervous system,” said Patrick J. McEnany, Chief Executive Officer of Catalyst Pharmaceutical Partners. “We in-licensed from Northwestern University the rights to develop a novel class of GABA aminotransferase inhibitors. Initially, we intend to develop CPP-115, the lead compound from the license, for the treatment of epilepsy and drug addiction. In September, we executed a successful equity financing for $3.9 million, which provides Catalyst with sufficient cash to advance the development of both CPP-109 and CPP-115 and provide working capital through at least the first quarter of 2011. We are also excited by our expected collaboration with The National Institute on Drug Abuse and the U.S. Veterans Administration to conduct a new 200 subject, U.S. Phase II(b) trial evaluating CPP-109 to treat cocaine addiction targeted to begin this summer.”

Financial Results

For the year ended December 31, 2009, the Company’s net loss was $7,241,928, or $0.48 per basic and diluted share, compared to a net loss of $10,564,597, or $0.81 per basic and diluted share, in the prior year. Results for 2009 and 2008 include non-cash charges relating to stock-based compensation of $601,438 and $717,568, respectively.

Research and development expenses for 2009 were $5,097,440 compared to $8,710,441 in 2008. These expenses include non-cash stock-based compensation for 2009 and 2008 of $272,184 and $458,289, respectively.

General and administrative expenses for 2009 were $2,177,954, compared to $2,183,504 in 2008. These expenses include non-cash stock-based compensation for 2009 and 2008 of $329,254 and $259,279, respectively.

For the fourth quarter of 2009, the Company’s net loss was $1,162,120, or $0.06 per basic and diluted share, compared to a net loss of $3,747,750, or $0.27 per basic and diluted share, for the same period in 2008. Results for the fourth quarters of 2009 and 2008 include non-cash charges relating to stock-based compensation of $319,277 and $226,391, respectively.

As a development stage biopharmaceutical company, Catalyst had no revenues during 2009 and 2008.

At December 31, 2009, the Company had cash and cash equivalents of $7.8 million and no long-term debt. The Company believes that its existing cash and cash equivalents will be sufficient to meet its projected operating requirements through at least the first quarter of 2011.

Clinical Development Update

CPP-109

During 2009, Catalyst reported results for its U.S. Phase II trial for cocaine addiction and its U.S. proof-of-concept study for methamphetamine addiction. While positive efficacy trends were observed in both the cocaine trial and methamphetamine proof-of-concept study, neither one produced statistically significant results in their protocol-specified analyses. However, after a thorough review, Catalyst concluded that lack of medication compliance most likely caused these disappointing results. In February 2010, Catalyst announced that, in collaboration with the National Institute on Drug Abuse (NIDA) and the U.S. Veterans Administration, it had signed a non-binding letter of intent to conduct a 200 subject, eight-site, U.S. Phase II(b), FDA registration directed trial evaluating CPP-109 to treat cocaine addiction. The protocol for this study will include important changes to address deficiencies in subject recruitment and medication compliance, which the Company believes caused its previous cocaine clinical trial not to meet its endpoints. Catalyst expects to execute a binding clinical trial agreement with NIDA with respect to this trial in the near future. Furthermore, the Company expects to begin trial enrollment in the summer of 2010 and trial completion in the fourth quarter of 2012.

CPP-115

In August 2009, Catalyst announced that it had executed a license agreement under which it acquired exclusive worldwide rights from Northwestern University to commercialize their patents describing a new class of novel GABA aminotransferase inhibitors and derivatives of vigabatrin. Catalyst is seeking to develop new prescription therapies for a broad range of central nervous system illnesses that could benefit from the inhibition of GABA aminotransferase.

CPP-115 has been shown to be at least 200 times more potent than CPP-109, Catalyst’s version of vigabatrin, in both in-vitro and animal model studies. The increased potency could enable the development of superior or alternative dosage forms and routes of administration compared with the marketed version of vigabatrin, Sabril® (marketed in the U.S. for infantile spasms and refractory complex partial seizures). It may also have superior specificity to GABA aminotransferase and, possibly, a better side effect profile (e.g. less visual field defects) compared with Sabril®. The Company believes that CPP-115 and other compounds that may be developed under the Northwestern University license are, in addition to vigabatrin, the only drugs currently in development or on the market having GABA aminotransferase inhibition as their primary mode of action.

Over the next year, Catalyst plans to advance the development of CPP-115 by completing a series of non-clinical studies designed to demonstrate critical safety and efficacy characteristics.

About Catalyst Pharmaceutical Partners, Inc.

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of drug addiction and epilepsy. Catalyst has two products in development, and is currently evaluating the lead product candidate, CPP-109 (vigabatrin, a GABA aminotransferase inhibitor) for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction, which indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address an unmet medical need. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions and obsessive-compulsive disorders. Catalyst is also in the early stages of developing CPP-115, another GABA aminotransferase inhibitor that could be more potent than vigabatrin but may have reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including epilepsy and drug addiction. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to GABA aminotransferase. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 that the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) reporting its financial position and results of operations as of and for the year ended December 31, 2009, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s web site or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2009	2008	2009	2008
Revenues	$—	$—	$—	$—
Operating costs and expenses:
Research and development	547,557	3,272,359	5,097,440	8,710,441
General and administrative	622,168	519,099	2,177,954	2,183,504

Total operating costs and expenses	1,169,725	3,791,458	7,275,394	10,893,945

Loss from operations	(1,169,725)	(3,791,458)	(7,275,394)	(10,893,945)
Interest income	7,605	43,708	33,466	329,348

Loss before income taxes	(1,162,120)	(3,747,750)	(7,241,928)	(10,564,597)
Provision for income taxes	—	—	—	—

Net loss	$(1,162,120)	$(3,747,750)	$(7,241,928)	$(10,564,597)

Net loss per share—basic and diluted	$(0.06)	$(0.27)	$(0.48)	$(0.81)

Weighted average shares outstanding – basic and diluted	18,038,385	14,060,385	15,066,799	13,013,041

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$7,779,277	$11,766,629
Interest receivable	—	12,153
Prepaid expenses	108,147	136,374

Total current assets	7,887,424	11,915,156
Property and equipment, net	68,447	96,376
Deposits	10,511	21,436

Total assets	$7,966,382	$12,032,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$249,635	$332,707
Accrued expenses and other liabilities	44,517	1,097,410

Total current liabilities	294,152	1,430,117
Accrued expenses and other liabilities, non current	54,370	42,636

Total liabilities	348,522	1,472,753
Total stockholders’ equity	7,617,860	10,560,215

Total liabilities and stockholders’ equity	$7,966,382	$12,032,968